EXHIBIT 99.2

For Immediate Release

OAK Financial, parent company of Byron Bank, declines TARP funding.

Byron Center, Mich., – Feb. 27, 2009 — OAK Financial Corporation (OKFC) the holding company for Byron Bank (www.BankAtByron.com), announced today that its Board of Directors and Executive Management have declined the $20 million in funding made available to the company earlier this year under the U.S. Treasury’s Troubled Assets Relief Program, or TARP, which is designed to provide additional capital to healthy banks.

“The Treasury unconditionally approved our application for TARP participation. We believe this reflects the overall strength of our financial condition and the stability of our franchise,” stated President and CEO Patrick Gill. “Our decision to decline TARP was reached after careful consideration of the implications of program participation and a comprehensive evaluation of the available alternatives. Our balance sheet is strong, we’re well-capitalized by regulatory definition and our credit quality remains superior to that of most Michigan banks. Those factors and others contributed to our decision.”

“In addition,” Gill continued, “we became increasingly concerned with the constraints, both existing and proposed, of the program and with the excessive political posturing surrounding it. While we don’t fault those banks that have chosen to participate in TARP, we believe that the risks to our shareholders and to our company far outweigh the potential advantages.”

“Even though we declined TARP we’ve demonstrated our ongoing ability to meet the credit needs of our customers and our markets,” Gill said. “As evidence of that, our total loans grew by a market-leading 18% in 2008. We have every intention of continuing to support the growth of West Michigan.”

Founded in 1921, Byron Bank has more than $840 million in total assets and operates 14 full-service banking offices in Kent, Ottawa and Allegan counties. The Bank also serves business customers across West Michigan through its Mobile Banking courier service. Insurance and investment services are provided by the Bank’s subsidiaries, Byron Insurance Agency and Byron Investment Services. The bank’s parent company, OAK Financial Corporation, is publicly traded under the symbol OKFC. The Michigan Business and Professional Association named Byron Bank as one of the 101 Best and Brightest places to work for in West Michigan for 2008.

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